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                                                                 Exhibit (a)(18)

                      Transaction Systems Architects, Inc.
                             224 South 108th Avenue
                              Omaha, Nebraska 68154

                                 August 31, 2001


Dear Option Holder:

         On behalf of Transaction Systems Architects, Inc. ("TSA"), I am writing to provide you with the results of TSA's recent offer to exchange outstanding options granted under the ACI Holding, Inc. 1994 Stock Option Plan and the Transaction Systems Architects, Inc. 1996 Stock Option Plan and 1999 Stock Option Plan (collectively, the "Option Plans") for new options TSA will grant under the Option Plans. The offer was consummated pursuant to the terms and conditions in TSA's Offer to Exchange, dated August 1, 2001, as supplemented on August 13, 2001, and the related Acceptance Letter.

         The offer expired at 11:59 p.m., Omaha, Nebraska time, on August 28, 2001. Promptly following the expiration of the offer and pursuant to the terms and conditions of the offer, TSA accepted for exchange on August 29, 2001 tendered options exercisable for a total of 1,941,050 shares of its Class A common stock, par value $0.005 per share (the "common stock"), and canceled all such options tendered for exchange.

         TSA has accepted for exchange and canceled the options tendered by you exercisable for the number of shares of common stock set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the offer, you have the right to receive a new option under the same Option Plan as the tendered options exercisable for the same number of shares of common stock as the tendered options as set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which TSA issues such new options. Also in accordance with the terms of the offer, the terms and conditions of the new options will generally be substantially the same as the terms and conditions of the options you tendered for exchange, except that:

o the per share exercise price of the new options will equal the fair market value of the common stock on the date TSA grants the new options;

o the new options will have an 18 month, monthly vesting schedule that will begin on the date TSA grants the new options, except that if executive officers tender options under the 1994 Option Plan, their new options will vest 25% annually on each anniversary of that grant date; and

o the new options will expire ten years from the date TSA grants the new options, except that certain new options granted to residents of the United Kingdom may have an expiration date of seven years from that grant date.

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         In accordance with the terms and subject to the conditions of the offer, TSA will grant you the new options on or about March 4, 2002. At that time, as described in the Offer to Exchange, you will receive a new option agreement that will be executed by you and TSA.

         In accordance with the terms of the offer, and as provided in the Option Plans, you must be an eligible employee or eligible director of TSA or one of its subsidiaries from August 1, 2001 continuously through the date TSA grants the new options to receive your new options. If for any reason you are not an eligible employee or eligible director from August 1, 2001 continuously through the date TSA grants the new options, you will not receive a new option or any other consideration for the options tendered by you and cancelled by TSA. Participation in the offer does not confer upon you the right to remain in the employment or as a director of TSA or any of its subsidiaries.

         If you have any questions about your rights in connection with the grant of a new option, please contact Eric Nipp at Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154, (402) 778-1911, nippe@tsainc.com.

                                                  Sincerely,

                                                  /s/ Lang G. Fendley



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                                                  Attachment A




-----------------------------------------------------------------------------------------------------------------
                         Number of Shares of Common Stock       Exercise Price of
       Name of              Subject to Tendered Option           Tendered Option
    Option Holder              Accepted for Exchange          Accepted for Exchange        Title of Option Plan
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

Number of Shares of Common Stock Subject to New Options to be Granted to You on or About March 4, 2002: